Exhibit 5.2

Via Facsimile and First Class Mail

Board of Directors

China EDUCATION, Inc.

Re: listing the shares of the China EDUCATION Inc. (the “Company”) on the NASDAQ (the “Stock Exchange”) in the form of American Depositary Shares

Ladies and Gentlemen:

We are PRC qualified lawyers and have acted as the legal advisers on PRC Laws (which, for the purpose of this legal opinion, does not include the laws of Taiwan, Hong Kong SAR and/or Macao SAR) for the Company in connection with the proposed listing (the “Listing”) of the Company’s shares on the NASDAQ (the “Stock Exchange”) in the form of American Depositary Shares pursuant to the Form F1 REGISTRATION STATEMENT.

In such capacity, we have examined the originals or copies of documents provided to us by the Company, [Tianjin Frank Education Co., Ltd] (“WFOE1”, also referred as “PRC Subsidiary”), [Bejing Frank Education Co., Ltd] (“Management Company”), [HUIGAO], [SUIGAO], and [QINGGAO] ([HUIGAO], [SUIGAO], and [QINGGAO] are hereinafter collectively referred to as “[SubSchool]” and each a “[SubSchool]”; the PRC subsidiaries, the Management Company, and [SubSchool] are hereinafter collectively referred to as “PRC Entities” and each a “PRC Entity”), their managements and other personnel, as such other documents we have deemed necessary or advisable for the purpose of this opinion (the “Documents”).

In giving this opinion, we have assumed that:-

5.1 Unexecuted/scanned documents: each Document having been disclosed to and reviewed by us in unexecuted /scanned or draft form (if any) either (1) has been duly executed in such form by each of the parties to it by a person or persons duly authorised to do so or (2) if not yet so executed it will be and those scanned copy is the same as original;

5.2 Foreign law(s): (1) the rights and obligations of the parties to any Document governed by any law other than China law are [or, when such Document has been duly executed, will be] legal, valid, binding and enforceable in accordance with their terms under that governing law, (2) neither execution nor performance nor observance of any Document is contrary to any law other than China law and (3) nothing in any law other than China law affects this opinion;

5.3 Authenticity of original documents: all signatures, seals and markings on original documents we have reviewed and such documents themselves are, as appears to us, authentic;

5.4 Conformity of copies: each copy document we have reviewed conforms to its original;

For the facts which are critical to the issuance of this legal opinion but are not supported by independent evidence, this firm’s lawyers will resort to the special reports, explanations and other documentations, and representation and warranty provided by relevant government agencies, accounting firms, asset appraisal offices and the management and shareholders of the Company.

In rendering the following opinion, we state that we are not admitted to practice in any country other than the People’s Republic of China, and we express no opinion as to any laws other than the laws of the People’s Republic of China. To the extent the REGISTRATION STATEMENT, or any other document referenced therein or herein, is governed by any law other than that of the People’s Republic of China, we have assumed with your permission, and without any representation regarding the reasonableness of such assumption that the People’s Republic of China law is identical to the laws governing the particular agreement.

Based upon and subject to the foregoing, we are of the opinion that:

(i) Each of the PRC Subsidiaries and the Management Company has been duly incorporated and is validly existing as a limited liability company with legal person status under PRC Laws. The registered capital of each of the PRC Subsidiaries and the Management Company has been fully paid and all the equity interests are owned by their respective shareholders, and, to the best of our knowledge after due inquiry, such equity interests are owned free and clear of any security interest, pledge, encumbrance, claim or other third party right under PRC Laws, except as provided in the Structure Contracts and disclosed in the REGISTRATION STATEMENT. Each of the [SubSchool] has been duly registered and is validly existing as a private non-enterprise entity with legal person status under PRC Laws. The registered capital of each of the [SubSchool] has been fully paid. Each of the [SubSchool] is wholly sponsored by the Management Company and, to the best of our knowledge after due inquiry, the interests held by the Management Company in the [SubSchool] are free and clear of any security interest, pledge, encumbrance, claim or other third party right under PRC Laws, except as provided in the Structure Contracts and disclosed in the REGISTRATION STATEMENT.

(ii) To the actual knowledge of such counsel, Each of the PRC Subsidiaries and the Management Company is not in violation of any provision of its organizational documents;

(iii) The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Underwriting Agreement and the consummation by the Company of the transactions contemplated therein and in the REGISTRATION STATEMENT, including the issue and sale of the Offered Securities being delivered at such Closing Date to be sold by the Company under the Underwriting Agreement, and the compliance by the Company with all of the provisions of the Underwriting Agreement (A) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument, which is governed by PRC Laws and by which any of the PRC Entities is bound or to which any of the properties or assets of any of the PRC Entities is subject, (B) will not result in any violation of the provisions of the articles of association of any of the PRC Entities, (C) will not result in any violation of any provision of PRC Laws, and (D) will not result in a violation of any order of any PRC Governmental Authorities having jurisdiction over the Company or any of the PRC Entities or any of their respective properties; except for such conflicts, breaches, violations or defaults under Clauses (A) and (C) which would not (a) have a material adverse effect on the general affairs, management, results of operation, financial condition, businesses or assets of the Company and PRC Entities, taken as a whole (“Material Adverse Effect”), or (b) affect the validity of, or have any material adverse effect on, the issue and sale of the Offered Securities or the other transactions contemplated under the Underwriting Agreement, in the REGISTRATION STATEMENT.

(iv) No PRC Governmental Authorization is required to be obtained by the Company under the PRC Laws for (A) the issue and sale of the Offered Securities being delivered at such Closing Date to be sold by the Company under the Underwriting Agreement, and (B) the consummation by the Company and the Selling Shareholders of the transactions contemplated by the Underwriting Agreement.

(v) Except as described in the REGISTRATION STATEMENT, there is no litigation, arbitration, administrative proceedings, or other legal or regulatory or arbitrative proceedings in the PRC, to the best of our knowledge after our due inquiries, pending against any of the PRC Entities, which would have a Material Adverse Effect. To the best of our knowledge after due enquiry, no corporate resolution has been passed to wind up or appoint a liquidator or receiver of any PRC Entity and no application by petition to wind up any PRC Entity has been commenced.

(vi) To the best of our knowledge after due enquiry, there is no material outstanding guarantee or contingent payment obligation of the PRC Entities in respect of indebtedness of third parties, other than those contingent payment obligations incurred in conduct of the ordinary business of such PRC Entity and except as disclosed in the REGISTRATION STATEMENT.

(vii) Except as described in the REGISTRATION STATEMENT, each of the Structure Contracts entered into by any PRC Entity, has been duly executed and delivered by the applicable PRC Entity; the applicable PRC Entity had the corporate power and/or capacity to enter into and to perform its obligations under such Structure Contracts; each of such Structure Contracts which is governed by PRC Laws is valid, binding and enforceable in accordance with its terms under PRC Laws.

(viii) All necessary PRC Governmental Authorizations, that are required in connection with the execution, delivery, effectiveness and enforceability of each Structure Contract have been made or obtained. The execution, delivery and performance by each of the PRC parties of the Structure Contracts to which it is a party (i) do not violate or result in a breach of or default under any PRC Laws, (ii) do not violate or result in a breach of or default under any judgment, award, order or decree of any court or governmental authority or agency binding upon such PRC Entity or to which such PRC Entity is subject, and (iii) do not result in a breach of any of the terms or provisions of the articles of association of such PRC Entity; except for such violation or breach, which will not have a Material Adverse Effect. The Structure Contracts described in the REGISTRATION STATEMENT do not contravene any PRC Laws except for those that will not have a Material Adverse Effect. To the best of our knowledge after due enquiry, there are no pending legal, administrative, arbitration or other proceedings in which the legality, effectiveness or validity of the Structure Contracts is challenged. The choice of PRC Laws as the governing law in the relevant Structure Contracts is a valid choice of governing law for the PRC Parties and is binding on the relevant PRC Parties to the Structure Contracts.

(ix) Nothing has come to such counsel’s attention that leads it to believe that the REGISTRATION STATEMENT, or any further amendment thereto with our knowledge and consent made prior to the Closing Date, on its effective date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or that the REGISTRATION STATEMENT or any amendment or supplement thereto with our knowledge and consent made prior to the Closing Date, as of its date and as of the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that such counsel need express no belief regarding the financial statements and related schedules and other financial data contained in the REGISTRATION STATEMENT, or any amendment or supplement thereto).

(x) The statements in the REGISTRATION STATEMENT under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and “Description of Share Capital,” insofar as such statements constitute summaries of matters of Chinese law or documents referenced therein, fairly present the information called for with respect to such legal matters and documents.

(xi) To the best of our knowledge after due inquiry, none of the PRC Entity is subject to any pending administrative punishment by any tax authorities, except for those violation or pending punishment which will not have a Material Adverse Effect.

(xii) Except as disclosed in the REGISTRATION STATEMENT, to the best of our knowledge after due inquiries, no PRC Entity is in breach of or violation of any applicable PRC Laws, the result of which would have a Material Adverse Effect, and the issuance, sale and delivery of the Offered Securities as described in the REGISTRATION STATEMENT will not conflict with or result in a breach or violation of applicable PRC Laws.

(xiii) Except as disclosed in the REGISTRATION STATEMENT and subject to the full compliance with the SAFE Circular No. 75 and its implementation procedures by each of the ultimate shareholders and optionee of the Company, who are PRC residents, all dividends declared and payable upon the equity interests in each PRC Subsidiary may under PRC Laws be paid to its shareholder, after settlement of applicable withholding taxes, in U.S. dollars and freely transferred out of the PRC without the necessity of obtaining any PRC Governmental Authorizations (except for tax certificates from local taxation authorities).

(xiv) Based on our understanding of current PRC Laws, it is not necessary for the Company to apply to any PRC governmental or regulatory authority including any relevant provincial body), including to the China Securities Regulatory Commission (“CSRC”) for its approval in connection with the Listing as required under the Rules on Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”) effective on September 8, 2006 as well as the further guidance issued by the CSRC on September 21, 2006. Furthermore, no PRC Governmental Authorization is required for the Listing on the Stock Exchange.

However, we cannot rule out the possibility that the CSRC may require, either by interpretation or clarification of the M&A Rules or by any new rules, regulations or directives or in any other ways promulgated after the date hereof, that oversea listings of all offshore special purpose vehicles formed for listing purposes and controlled directly or indirectly by PRC companies or individuals, such as the Company (or those involving the acquisition of the PRC companies based on cash consideration before September 8, 2006, such as the circumstances of the Company) must obtain the approval from the CSRC.

In rendering this legal opinion, we have not investigated or evaluated the existence of any other private agreement which is not disclosed to us which may affect our legal opinion. Our opinions expressed herein are only and solely on the captioned issue, and addressed to you solely for your benefit and for the benefit of your successors and affiliated assigns and may not, without our prior written consent, be distributed to or relied upon by any other entity or person, or quoted in any document or filed with any government agency. It may not be read as extending by implication to any other matter or document. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions based upon any fact or circumstance hereafter coming to our attention or any change in law which hereafter occurs. We express no opinion as to circumstances or events which may occur subsequent to such date.

Sincerely,

SINOWING LAW LLP
[ ], 2009

By:	ZOU Zhendong
Title:	Senior Partner
[Phone:	+86 10 65544858 Fax: +86 10 65544123]
[EMAIL:	ZOUZHENDONG@SINOWINGLAW.COM]

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